EXHIBIT 11. COMPUTATION OF EARNINGS PER COMMON SHARE
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FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE (in thousands, except per share amounts; unaudited)
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For the Years Ended December 31,                                    1997         1996         1995
----------------------------------------------------------- ------------ ------------ ------------
NET INCOME:
Net income per consolidated income statements                    205,944      177,843      120,005
Subtract dividend requirement of preferred stock                      30           33           35
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NET INCOME APPLICABLE TO COMMON STOCK (BASIC)                    205,914      177,810      119,970
Add dividend requirement of preferred stock                           30           33           35
----------------------------------------------------------- ------------ ------------ ------------
NET INCOME DILUTED                                               205,944      177,843      120,005
=========================================================== ============ ============ ============
EARNINGS PER COMMON SHARE: BASIC                                    1.20         1.05         0.71
EARNINGS PER COMMON SHARE: DILUTED                                  1.16         1.02         0.70
=========================================================== ============ ============ ============
SHARES OUTSTANDING (AVERAGE):
Common shares                                                    174,198      171,107      169,884
Treasury shares                                                   (2,931)      (1,296)      (1,271)
----------------------------------------------------------- ------------ ------------ ------------
COMMON SHARES: BASIC (AVG)                                       171,267      169,811      168,613
Options: common equivalents                                        5,318        4,287        3,104
Preferred shares: common equivalents                                 410          433          468
----------------------------------------------------------- ------------ ------------ ------------
COMMON SHARES: DILUTED (AVG)                                     176,995      174,531      172,185
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Notes:
* Figures have been restated where appropriate to reflect two separate 3-for-2 stock splits in the form of
  50% stock dividends paid in May 1997 and February 1998.
* As required by SFAS No. 128, "Earnings Per Share",
  "Earnings Per Common Share Primary" has been restated to "Earnings Per Common Share Basic" and
  "Earnings Per Common Share Fully Diluted" has been restated to "Earnings Per Common Share Diluted".
* Earnings Per Common Share Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 41.00625 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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